Exhibit 99.1

[ONEOK Logo]	News
October 18, 2007	Analyst Contact: Dan Harrison
918-588-7950 Media Contact: Megan Washbourne 918-588-7572

Kyle to Remain Chairman of ONEOK, Inc.;

Board Also Approves Actions Related to Election of Directors

TULSA, Okla. - Oct. 18, 2007 - The board of directors of ONEOK, Inc. (NYSE: OKE) today elected David Kyle as non-executive chairman of ONEOK, Inc., effective Jan. 1, 2008, when he will retire as a full-time employee. Kyle is currently executive chairman of ONEOK. From August 2000 until Jan. 1, 2007, he was chairman, president and chief executive officer of the company.

In other actions, the board approved submitting to shareholders an amendment to the company’s certificate of incorporation to provide for the annual election of directors. The amendment must be approved by 80 percent of the company’s outstanding shares at its annual meeting to be held in the spring of 2008. Currently, the ONEOK board of directors is separated into three classes of directors, with each director in a class standing for re-election every three years.

The board also amended the company’s bylaws to allow for election of directors in uncontested elections by a majority vote of those shareholders voting. The current practice of electing directors by a plurality will continue to apply for contested elections. This change does not require approval of shareholders.

“These changes in our corporate governance are consistent with current best practices and reinforce our commitment to shareholder accountability,” said ONEOK Chairman David Kyle. “We believe over the long term, good governance enhances shareholder value.”

At its January 2008 board meeting, ONEOK expects to schedule its annual meeting of shareholders and establish a record date for the meeting.

ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the general partner and own 45.7 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the Mid-Continent with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a Fortune 500 company.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

Some of the statements contained and incorporated in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to: anticipated financial performance; management’s plans and objectives for future operations; business prospects; outcome of regulatory and legal proceedings; market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances. OKE-G

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